Exhibit 99.3

AFV Solutions Takes Delivery of Patented Hybrid Bus Built under Exclusive Agreement with Shenzhen Shi Wu Zhou Long Motors Group Corp., Ltd of China

Tuesday April 18, 8:00 am ET

Wu Zhou Long Motors Group delivers patented electric hybrid bus

MESA, Ariz.--(BUSINESS WIRE)--April 18, 2006--AFV Solutions, Inc. (OTCBB:AFVS - News), an alternative fuel vehicle solution provider, has taken delivery of the first Hybrid Electric bus produced under its exclusive agreement with the Wu Zhou Long Motors Group of Shenzhen China. A delegation from AFV Solutions along with potential buyers and a group based in both Hong Kong and Great Britain which are being courted to serve as production managers, all watched as the first bus rolled off the state of the art assembly line this past week. After careful inspection of the bus, delivery was officially accepted and payment was made for the patented prototype at the Wu Zhou Long factory in Shenzhen. The bus is now being prepared for shipment to the AFV Solutions' facility in the United States for additional testing, and to begin the process of gaining federal authorization to import into the US market.

"As soon as we have finished assembling our team to oversee production quality, shipping and delivery logistics, we will immediately make this vehicle available for sale outside of the United States," stated company President Jeff Groscost. "Furthermore, with crude oil prices surpassing $70.00 a barrel today, we have already initiated the process with NHSTA/DOT (National Highway Traffic Safety Administration & U.S. Department of Transportation) to begin importing our bus into the United States after fulfilling all Federal regulatory requirements."

About Wu Zhou Long Motors group

The Wu Zhou Long Motors Group was founded in 1987 and specializes in CNG, LPG and hybrid electric bus technologies. With research and development as their hallmark, they hold 19 patents on their bus technologies and already exceed Euro III standards. The hybrid electric bus is the star of their fleet with its advanced technology that reduces energy consumption and emissions while increasing mileage by up to 30%. The bus is currently in service transporting passengers in China utilizing a hybrid system that took four years and five million US dollars to develop. The electrical system recharges the batteries using excess electricity during peak operation as well as during deceleration and down hill operation.

About AFV Solutions

AFV Solutions, Inc., (OTCBB:AFVS - News) is an alternative fuel vehicle solutions provider, dedicated to seeking alternatives to petroleum as a fuel for transportation. It offers options to gasoline users through propane and compressed natural gas (CNG) conversions. Utilizing advanced technologies, AFV Solutions provides immediate results in terms of fuel economy, a cleaner environment and cost savings. AFV Solutions researchers also are exploring ways to obtain a higher ethanol yield than is currently possible, working to create on-board hydrogen generation for vehicle applications, and developing hybrid electric and hybrid diesel bus applications.

Forward-Looking Statements

The statements in this press release regarding any statements which are not historical facts, are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to costs and difficulties related to seeking investment and joint venture candidates, the viability of the alternative fuel industry, ability of AFV to successfully compete in the alternative fuel industry, access to corporate financing, costs, delays and any other difficulties related to AFVS' business plan, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents we file from time to time with the U.S. Securities and Exchange Commission. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

AFV Solutions Inc.

Jeff Groscost, 480-545-2745